Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated September 21, 2010

Relating to Revised Preliminary Prospectus dated September 21, 2010

Registration No. 333-167499

CYPRESS SHARPRIDGE INVESTMENTS, INC.

FREE WRITING PROSPECTUS

September 21, 2010

This free writing prospectus is being filed to advise you of the availability of a revised preliminary prospectus supplement, dated September 21, 2010, to the prospectus dated June 22, 2010 (together, the “Revised Preliminary Prospectus”) included in the Registration Statement on Form S-3 (File No. 333-167499) of Cypress Sharpridge Investments, Inc. (the “Company”), relating to the Company’s proposed offer and sale of shares of its common stock. This free writing prospectus contains a summary of the changes made in the Revised Preliminary Prospectus. This free writing prospectus relates only to the securities described in the Revised Preliminary Prospectus, and should be read together with the Revised Preliminary Prospectus.

To review the Revised Preliminary Prospectus, click the following link on the SEC web site at www.sec.gov as follows: http://www.sec.gov/Archives/edgar/data/1396446/000119312510213474/d424b5.htm.

Upsize of Offering

Common Stock Offered:	13,000,000 shares

Option to Purchase Additional Shares:	1,950,000 shares

Common Stock Outstanding After This Offering:	42,709,508 shares (44,659,508 shares upon exercise of option to purchase additional shares in full)

Use of Proceeds	Based on an assumed offering price of $13.69 per share, which was the last reported trading price of our common stock on the NYSE on September 17, 2010, the Company estimates that the net proceeds of this offering will be approximately $169.8 million (or approximately $195.3 million if the underwriters exercise their option to purchase additional shares in full), after deduction of underwriting discounts and commissions and expenses payable by the Company.

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0001396446.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE

ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BARCLAYS CAPITAL INC. TOLL FREE AT 1-888-227-2275, EXT. 2663; CREDIT SUISSE SECURITIES (USA) LLC TOLL FREE AT 1-800-221-1037; OR DEUTSCHE BANK SECURITIES INC. TOLL FREE AT 1-800-503-4611.